As filed with the Securities and Exchange Commission on August 16, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CORELOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-1068610
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4 First American Way

Santa Ana, California 92707

(Address, Including Zip Code, of Principal Executive Offices)

CoreLogic, Inc.

2011 Performance Incentive Plan

(Full Title of the Plan)

Stergios Theologides, Esq.

Senior Vice President, General Counsel and Secretary

CoreLogic, Inc.

4 First American Way

Santa Ana, California 92707

(714) 250-6400

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.00001 par value per share	18,413,560(1)(2) shares	$9.30(3)	$171,246,108(3)	$19,882(3)

(1)

This Registration Statement covers, in addition to the number of shares of CoreLogic Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.00001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the CoreLogic, Inc. 2011 Performance Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

The number of shares of Common Stock registered hereby consists of (i) 18,000,000 shares being registered for the first time (the “New Shares”) plus (ii) 413,560 shares (the “2006 Plan Shares”) that were previously registered by the Company under its 2006 Incentive Compensation Plan. The 2006 Plan Shares were previously registered on Form S-8 Registration Statement filed with the Securities and Exchange Commission on May 19, 2006 (Commission File No. 333-134283).

(3)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on August 12, 2011, as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010, filed with the Commission on March 14, 2011, as amended on March 31, 2011 (Commission File No. 001-13585);

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2011 and June 30, 2011, filed with the Commission on May 6, 2011 and August 8, 2011, respectively (each, Commission File No. 001-13585);

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 5, 2011, February 10, 2011, February 28, 2011, March 14, 2011 April 13, 2011, May 2, 2011, May 6, 2011, May 10, 2011, May 16, 2011, May 18, 2011, May 25, 2011, July 21, 2011 and July 25, 2011 (each, Commission File No. 001-13585);

(d)	The description of the Company’s Common Stock contained in Item 3.03 of its Current Report on Form 8-K, filed with the Commission on June 1, 2010 (Commission File No. 001-13585), and any other amendment or report filed for the purpose of updating such description; and

(e)	The Company’s Current Report on Form 8-K12B, filed with the Commission on June 1, 2010, which registers the shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Stergios Theologides. Mr. Theologides is the Senior Vice President, General Counsel and Secretary of the Company and is compensated by the Company as an employee. Mr. Theologides owns 2,002 shares of Common Stock, 29,425 restricted stock units that are payable in an equivalent number of shares of Common Stock, and Company stock options to acquire up to an additional 54,772 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers

The Registrant’s certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the “DGCL”), the Registrant’s directors shall not be liable to the Registrant or their respective stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant, which is not eliminated by these provisions of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. This provision does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Registrant’s bylaws provide that it shall indemnify and hold harmless, to the fullest extent permitted by applicable law, as may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director, officer, employee or agent of another registrant or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person.

The Registrant also has a policy of liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on August 16, 2011.

CORELOGIC, INC.

By:	/s/ Stergios Theologides
Stergios Theologides
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Anand Nallathambi, James L. Balas and Stergios Theologides, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anand K. Nallathambi Anand K. Nallathambi	President, Chief Executive Officer and Director (Principal Executive Officer)	August 16, 2011

/s/ James L. Balas James L. Balas	Senior Vice President, Controller (Principal Financial and Accounting Officer)	August 16, 2011

/s/ J. David Chatham J. David Chatham	Director	August 16, 2011

Signature	Title	Date

/s/ Paul F. Folino Paul F. Folino	Director	August 16, 2011

/s/ Thomas C. O’Brien Thomas C. O’Brien	Director	August 16, 2011

D. Van Skilling	Director

/s/ David F. Walker David F. Walker	Director	August 16, 2011

/s/ Mary Lee Widener Mary Lee Widener	Director	August 16, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of CoreLogic, Inc. dated May 28, 2010, incorporated by reference herein from Exhibit 3.1 to the Form 8-K filed June 1, 2010.

4.2	Bylaws of CoreLogic, Inc., effective June 1, 2010, incorporated by reference herein from Exhibit 3.2 to the Form 8-K filed June 1, 2010

4.3	CoreLogic, Inc. 2011 Performance Incentive Plan. (Filed as Exhibit A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on April 18, 2011 (Commission File No. 001-13585) and incorporated herein by this reference.).

5.1	Opinion of Counsel (opinion re legality).

23.1	Consent of PricewaterhouseCoopers LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).